Exhibit 99.1

Investor Contact: Mark Melnyk 407-613-3327 mark.melnyk@hgv.com	Media Contact: Lauren George 407-613-8431 lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Completes $246 Million Term Securitization

ORLANDO, Fla. (April 21, 2022) – Hilton Grand Vacations Inc. (NYSE:HGV) announces today the completion of a $246 million securitization of legacy Diamond vacation ownership loans through Hilton Grand Vacations Trust 2022-1D (“the Trust”). Four classes of Notes were issued by the Trust, including approximately $106 million of Class A Notes, approximately $84 million of Class B Notes, approximately $22 million of Class C Notes, and approximately $33 million of Class D Notes.

The Class A Notes have an interest rate of 3.61%, the Class B Notes have an interest rate of 4.10%, the Class C Notes have an interest rate of 4.69%, and the Class D Notes have an interest rate of 6.79%, for an overall weighted average interest rate of 4.30% and overall advance rate of 95%.

“Despite a volatile economic environment, we had excellent execution on our 2022 ABS offering,” said Dan Mathewes, chief financial officer of Hilton Grand Vacations. “Demand was incredibly robust with orders peaking at $2.2 billion, yielding nearly 8.8x over-subscription, which allowed us to tighten our initial pricing significantly.”

Proceeds of the issuance, net of fees, will be used to pay down debt and for other general corporate purposes.

The Notes were offered in a private placement within the U.S. to qualified institutional buyers pursuant to Rule 144A and outside the U.S. in accordance with Regulation S under the Securities Act of 1933, as amended, and have not been and will not be registered thereunder. This press release is an announcement of record only and does not constitute an offer to sell or the solicitation of an offer to buy the Notes, all of which have been sold. The transaction was rated by Standard & Poor’s Financial Services LLC (S&P) and Moody’s Investor Service, Inc (Moody’s).

Important Notice

The statements in this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” “could,” or similar expressions indicate a forward-looking statement; however, not all forward-looking statements include these identifying words. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different, including the material impact of the COVID-19 pandemic on the Company’s business, operating results and financial condition, general economic conditions, the actual timing and status of, or any disruptions to, the re-opening of the Company’s properties, as well as those factors that are discussed under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that may update or supplement such disclosure. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s other filings with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. As one of Hilton’s 18 premier brands, Hilton Grand Vacations has a reputation for delivering a consistently exceptional standard of service, and unforgettable vacation experiences for guests and more than 710,000 owners. Membership with the Company provides best-in-class programs, exclusive services and maximum flexibility for our Members around the world. For more information, visit www.hiltongrandvacations.com.

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